Exhibit 10.6

AMENDMENT TO SEVERANCE AGREEMENT

BETWEEN DUQUESNE LIGHT HOLDINGS, INC.

AND

WHEREAS, Duquesne Light Holdings, Inc. (the “Company”) and the                      (the “Executive”) are parties to a Severance Agreement dated                  , 200   (the “Severance Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Severance Agreement as set forth herein in order to cause the Severance Agreement to be exempt from the provisions of Section 409A of the Internal Revenue Code.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. The first paragraph of Section 3(a)(i) of the Severance Agreement is hereby amended and restated in its entirety as follows:

(i) no later than five business days after such termination, the Company shall pay to the Executive (or, if the Executive dies after termination of employment but before receiving all payments to which he has become entitled hereunder, to the estate of the Executive)

2. Section 3(a)(ii) of the Severance Agreement is hereby amended and restated in its entirety as follows:

(ii) a lump sum cash amount equal the cash equivalent value of (A) 36 months of AYCO financial services benefits (or similar financial services), and (B) 36 months of life and long-term disability insurance and 12 months of health and hospitalization benefits for the Executive and, as applicable, the Executive’s covered dependents, as provided immediately prior to the termination of the Executive’s employment by the Company to its employees generally or to the Executive on an individual or group basis whether maintained pursuant to a plan, policy or other arrangement (written or unwritten); and

3. Section 3(a) of the Severance Agreement is hereby amended by adding the following new subsection (iii) at the end thereof:

(iii) in addition, for the period commencing with the month in which termination of employment occurs and ending 24 months thereafter, to the extent permitted by Proposed Treasury Regulation Section 1.409A-1(b)(9)(iv)(A) (or any successor thereto), the Executive and, as applicable, the Executive’s covered dependents, shall be entitled to health and hospitalization coverage, as maintained from time to time by the Company, and in each case, as provided immediately prior to the termination of the Executive’s employment by the Company to its employees generally or to the Executive on an individual or group basis whether maintained pursuant to a plan, policy or other arrangement (written or unwritten), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is available generally to employees of the Company at a comparable level; provided, however, that if the Executive is eligible for retiree medical benefits upon termination of employment, the Executive may elect during such 24-month period to receive retiree medical benefits under the Company’s retiree medical plan, policy or arrangement (written or unwritten) pursuant to the terms of such plan, policy or other arrangement, and any such retiree medical benefits shall be provided in lieu of the corresponding benefits provided pursuant to this Section 3(a)(iii). If the Company reasonably determines that the coverage required under subsection 3(a)(ii)(B) (not including retiree medical benefits) would cause a welfare plan sponsored by the Company to violate any provision of the Code prohibiting discrimination in favor of highly compensated employees or key employees, or if any benefits described in this Section 3(a)(iii) (not including retiree medical benefits) cannot be provided (or the Company determines that it does not wish to provide such benefits) pursuant to the appropriate plan or program maintained for employees of the Company, the Company shall provide such benefits outside such plan or program at no additional cost (including, without limitation, tax costs) to the Executive. The benefits provided in accordance with this Section 3(a)(iii) shall be secondary to any comparable benefits provided by another employer.

4. Section 3(a) of the Plan is hereby amended by adding the following at the end thereof:

Notwithstanding any other provision of this Agreement, no amount shall be payable to the Executive under this Section 3(a) prior to the date on which the Executive has incurred a Separation from Service (as that term is defined in Section 409A of the Code and the regulations thereunder).

5. All other provisions of the Agreement shall remain in full force or effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date set forth above.

EXECUTIVE	DUQUESNE LIGHT HOLDINGS, INC.

By:

Title:

Schedule to Exhibit 10.6

Identical amendments were prepared for the following Executive Officers:

Morgan K. O’Brien

Maureen L. Hogel

Mark E. Kaplan

Stevan R. Schott

James E. Wilson